Exhibit 99.1

[COMPANY LOGO]

NEWS RELEASE	CONTACT:
Jennifer M. Davis
FOR IMMEDIATE RELEASE	Sr. Manager, Investor Relations
February 11, 2004	212-697-1976
IR@mgipharma.com

MGI PHARMA REPORTS FISCAL 2003 RESULTS AND PROVIDES 2004

FINANCIAL GUIDANCE

MINNEAPOLIS, February 11, 2004 — MGI PHARMA, INC. (Nasdaq: MOGN) today reported a 2003 net loss of $61.9 million, or $2.23 per share, and 2003 sales revenue of $39.9 million, including Aloxi™ (palonosetron hydrochloride) injection sales revenue of $9.7 million. At December 31, 2003, MGI PHARMA’s cash and marketable investments totaled $177.8 million.

“This past year was truly pivotal for MGI. Significant accomplishments in 2003 included FDA approval and the subsequent commercial launch of Aloxi injection,” noted Lonnie Moulder, president and chief executive officer of MGI PHARMA. “We are very pleased with the initial launch results and look forward to building on this success throughout 2004.”

Quarterly Results

Sales revenues increased 53 percent to $11.1 million in the 2003 fourth quarter from $7.2 million in the fourth quarter of 2002. During the fourth quarter of 2003, Aloxi injection sales totaled $4.8 million and sales of Salagen® Tablets (pilocarpine hydrochloride) were $5.6 million. Due to expense recognition of $20.3 million for expansion of our Aloxi license agreement rights to include the post operative nausea and vomiting application and an oral formulation, total costs and expenses increased to $45.7 million in the 2003 fourth quarter from $22.5 million in the 2002 fourth quarter. Also during the fourth quarter of 2003, MGI recognized a $3.2 million noncash impairment loss on its investment in MethylGene, Inc. The Company reported a net loss of $36.9 million, or $1.17 per share, in the 2003 fourth quarter compared to a net loss of $14.6 million, or $0.58 per share, in the 2002 fourth quarter.

2003 Annual Results

Sales revenues increased 57 percent to $39.9 million in 2003 from $25.4 million in 2002. Sales of Salagen Tablets in the United States accounted for 67 percent of total product sales in 2003. Sales of Aloxi injection for 2003 totaled $9.7 million and represented 24 percent of total product sales for the year. Total costs and expenses increased to $108.7 million in 2003 from $65.5 million in 2002. The increase in total expenses was primarily due to recognition of expenses for approval of Aloxi injection and expansion of our Aloxi license rights, in addition to increased sales and marketing costs. The Company reported a net loss of $61.9 million, or $2.23 per share, for fiscal year 2003 compared to a net loss of $36.1 million, or $1.44 per share for 2002.

Summary of Recent Developments

Aloxi Injection Update

During the third quarter of 2003, the U.S. Food and Drug Administration (FDA) approved Aloxi injection at a dose of 0.25 mg for the prevention of acute nausea and vomiting associated with initial and repeat courses of moderately and highly emetogenic cancer chemotherapy, and for the prevention of delayed nausea and vomiting associated with initial and repeat courses of moderately emetogenic cancer chemotherapy. Aloxi injection is the first 5-HT3 receptor antagonist to be indicated for the prevention of delayed chemotherapy-induced nausea and vomiting (CINV) caused by moderately emetogenic cancer chemotherapy. Following approval, MGI announced that promotion of Aloxi injection began in the United States on September 15, 2003. Since its commercial launch, more than 60,000 Aloxi injection patient doses have been administered at over 1,500 clinics and hospitals.

Irofulven Update

Irofulven is MGI’s novel, broadly active anti-cancer agent that is currently being studied in a series of phase 1 and 2 monotherapy and combination therapy clinical trials. Irofulven has demonstrated clinical activity as a single agent across a variety of cancers, including hormone-refractory prostate cancer (HRPC), liver cancer, ovarian cancer, and pancreatic cancer. In addition, irofulven is currently being evaluated in a series of combination therapy trials in order to assess potential synergies with other anti-tumor drugs. Combination therapy has demonstrated clinical activity in colorectal, hormone-refractory prostate, and thyroid cancers. Analyses of data from both monotherapy and combination therapy trials indicate that irofulven may have utility in treating several types of cancer.

Throughout phase 1 and 2 monotherapy and combination therapy studies, consistent evidence of clinical activity in HRPC has been reported, including activity in patients previously exposed to chemotherapy. Data presented at ASCO 2003 indicates that irofulven in combination with prednisone induced PSA responses in 25% of evaluable patients and disease stabilization in 86% of evaluable patients treated. Evidence of activity against HRPC has also been observed for irofulven in combination with capecitabine and cisplatin in phase 1 studies. As most HRPC patients in the U.S. who progress to chemotherapy are currently receiving docetaxel containing regimens, there is a need for new therapies that are active in patients that have progressed following docetaxel treatment. During the second quarter of 2004, MGI plans to initiate a phase 2 program with a goal to identify the most promising irofulven combination regimen to advance to a phase 3 clinical program for patients with HRPC that have progressed following docetaxel treatment.

Fourth Quarter 2003 Highlights

•	Two posters and one published abstract describing Aloxi injection were presented at the 26th Annual San Antonio Breast Cancer Symposium, the 38th American Society of Health System Pharmacists Midyear Clinical Meeting, and the American Society of Hematology 35th Annual Meeting.
•	The Centers for Medicare and Medicaid Services (CMS) qualified Aloxi injection for pass-through status and assigned it to a Healthcare Procedure Coding System (HCPCS), which facilitates reimbursement under the hospital outpatient prospective payment system (OPPS).
•	MGI and Helsinn Healthcare SA announced an expansion of their exclusive U.S. and Canada license and distribution agreement for Aloxi injection to include rights for the post operative nausea and vomiting application of Aloxi injection and an oral formulation.
•	Two poster presentations were made at AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in Boston on November 18. Interim results from a phase 1 study designed to evaluate the safety and pharmacokinetics of irofulven in combination with capecitabine in patients with solid tumors was presented, as was final data from a phase 1 combination study with cisplatin.

Financial Outlook for 2004

This section provides forward-looking information about MGI PHARMA’s financial outlook for 2004 for our current operations. For the year ending December 31, 2004, we currently expect:

▪	Aloxi injection product sales to range from $80 million to $90 million and all other product sales to be approximately $27 million;
▪	First quarter 2004 Aloxi injection sales of approximately $12 million;
▪	Cost of product sales as a percent of sales revenue for currently marketed products to be approximately 30 percent;
▪	Licensing revenue to be approximately $2 million;
▪	Selling, general and administrative expenses to be approximately $59 million;
▪	R&D expense to be approximately $24 million, inclusive of milestones associated with current product candidates;
▪	Net loss of approximately $4 million; and
▪	Cash use of approximately $15 million.

The disclosure notice paragraph regarding forward-looking statements at the end of this news release is especially applicable to this section. Business development and licensing activities resulting in expansion of our product portfolio may increase our expenses and net loss in 2004, and would likely require us to update this financial guidance.

Fourth Quarter Conference Call & Webcast Information

MGI PHARMA will broadcast its quarterly investor conference call live over the Internet today, Wednesday, February 11, 2004 at 1:00 p.m. Eastern Time. The Company’s executive management team will review 2003 fourth quarter and year-end financial results, discuss operations, and provide guidance on MGI’s business outlook in 2004. All interested parties are welcome to access the webcast via the Company’s Web site at www.mgipharma.com. The audio webcast will be archived on the Company’s Web site for a limited period of time.

About MGI PHARMA

MGI PHARMA, INC. is an oncology-focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients. MGI has a portfolio of proprietary pharmaceuticals, and intends to become a leader in oncology. MGI directly markets Aloxi ™ (palonosetron hydrochloride) injection, Salagen® Tablets (pilocarpine hydrochloride) and Hexalen® (altretamine) capsules in the United States. Outside the U.S., MGI’s products are marketed through alliances with international pharmaceutical companies. For more information about MGI, please visit the Company’s Web site at www.mgipharma.com.

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “ expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of Aloxi™ injection to compete successfully with other anti nausea and vomiting treatments; continued sales of MGI PHARMA’s other marketed products; development or acquisition of additional products; reliance on contract manufacturing and third party supply; changes in strategic alliances; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including in Exhibit 99 to its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

# # #

MGI PHARMA, INC.

Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
Revenues:
Sales	$7,227,442	$11,093,629	$25,402,300	$39,857,620
Licensing	439,383	461,792	2,801,189	9,527,433

	7,666,825	11,555,421	28,203,489	49,385,053

Costs and Expenses:
Cost of sales	847,314	2,498,527	3,239,845	6,959,467
Selling, general and administrative	7,677,168	15,662,362	28,827,337	50,409,508
Research and development	13,651,152	27,264,780	32,213,635	50,120,596
Amortization	295,495	318,474	1,181,979	1,204,958

	22,471,129	45,744,143	65,462,796	108,694,529

Loss before interest and taxes	$(14,804,304)	$(34,188,722)	$(37,259,307)	$(59,309,476)

Interest income	315,173	705,066	1,278,645	1,553,483
Interest expense	(83,130)	(249,391)	(83,130)	(997,563)
Loss on investment	0	(3,153,948)	0	(3,153,948)

Net loss	$(14,572,261)	$(36,886,995)	$(36,063,792)	$(61,907,504)

Net loss per common share:

Basic	$(0.58)	(1.17)	$(1.44)	(2.23)

Assuming dilution	$(0.58)	(1.17)	$(1.44)	(2.23)

Weighted average number of common shares:
Basic	25,177,108	31,604,568	25,110,023	27,777,860

Assuming dilution	25,177,108	31,604,568	25,110,023	27,777,860

	Balance Sheet Data (Unaudited)

	December 31, 2002	December 31, 2003

Cash and marketable investments	$60,472,901	$177,753,253
Total assets	80,480,376	204,519,154
Total stockholders’ equity	36,603,535	156,610,162